Exhibit 10.18

EXECUTION VERSION

PHIBRO ANIMAL HEALTH CORPORATION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of March 27, 2014, between Phibro Animal Health Corporation, a Delaware corporation (the “Company”), and Jack C. Bendheim (the “Employee”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Employee as the Chief Executive Officer and President; and

WHEREAS, the Company and the Employee are currently parties to that certain offer letter, dated March 12, 2008 (the “Offer Letter”).

WHEREAS, the Company and the Employee mutually desire to terminate and cancel the Offer Letter and, in connection therewith, to provide for the continued services and employment of the Employee by the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.            POSITION AND DUTIES.

(a)           During the Employment Term (as defined in Section 2 hereof), the Employee shall serve as the Chief Executive Officer and President. In this capacity, the Employee shall have the duties, authorities and responsibilities as are required by the Employee’s position, and such other duties, authorities and responsibilities as the Board of Directors of the Company (the “Board”) shall designate from time to time. The Employee shall also serve as the Chairman of the Board. The Employee’s principal place of employment with the Company shall be in Teaneck, New Jersey; provided that the Employee understands and agrees that the Employee may be required to travel from time to time for business purposes. The Employee shall report directly to Board.

(b)           During the Employment Term, the Employee shall devote all of the Employee’s business time, energy, business judgment, knowledge and skill and the Employee’s best efforts to the performance of the Employee’s duties with the Company, provided that the foregoing shall not prevent the Employee from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Employee’s passive personal investments so long as such activities in the aggregate do not interfere or conflict with the Employee’s duties hereunder or create a potential business or fiduciary conflict.

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(c)        During the Employment Term, the Board shall nominate the Employee for re-election as Chairman of the Board at the expiration of the then current term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements.

2.            EMPLOYMENT TERM.    The term of the Employee’s employment under this Agreement shall be the period commencing on the date hereof (the “Commencement Date”) and continuing until such employment ceases as provided in Section 6 hereof (such period, the “Employment Term”). The Employee’s employment with the Company shall be on an “at-will” basis, which means that the Employee’s employment is terminable by either the Company (acting with the approval of a majority of disinterested members of the Board) or the Employee at any time for any reason or no reason, with or without Cause (as defined below) or notice; provided, however, that the Company shall not terminate the Employee’s employment with the Company without Cause without providing at least one hundred eighty (180) days written notice prior to termination.

3.            BASE SALARY.    The Company agrees to pay the Employee a base salary at an annual rate of not less than $1,890,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Employee’s Base Salary shall be subject to annual review by the Board (or a committee thereof), and may be subject to adjustment with the approval of the Compensation Committee of the Board from time to time by the Board. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

4.            ANNUAL BONUS.    During the Employment Term, the Employee shall be eligible to receive an annual discretionary incentive payment under the Company’s annual bonus plan as may be in effect from time to time (the “Annual Bonus”) for each fiscal year in which he is employed by the Company, including a pro rata bonus for any partial years based on a target bonus opportunity of 50% of the Employee’s Base Salary (the “Target Bonus”), upon the attainment of one or more pre-established performance goals established by the Board or the Company’s Compensation Committee (the “Committee”) in its sole discretion; provided, that the Annual Bonus shall be subject to the minimum and maximum percentages of the Employee’s Base Salary, based on actual performance compared with the target performance levels, as shall be provided under the Company’s annual bonus plan, or as otherwise determined by the Committee; provided, further, that the progress toward the pre-established goals shall be determined on a quarterly basis, and to the extent that satisfactory progress toward such goals is met, as determined by the Committee, the Employee shall be entitled, at his election, to receive up to 50% of a pro rata portion of the Annual Bonus determined to be earned during such quarter (i.e. 50% of 12.5% of the Employee’s Base Salary each quarter, based on actual performance at the target performance levels) upon such determination by the Committee.

5.            EMPLOYEE BENEFITS.

(a)          BENEFIT PLANS.    During the Employment Term, the Employee shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally or for senior executive employees (including any post-retirement health insurance coverage made available upon retirement from the Company on the same terms, conditions and eligibility requirements as such

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coverage is made available to other senior executives), subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided to hereunder. The Employee’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b)           VACATIONS.    During the Employment Term, the Employee shall be entitled to a reasonable amount of paid vacation each calendar year .

(c)           OTHER PERQUISITES.    During the Employment Term, the Employee shall be entitled to the following benefits: (i) the Company will pay for Employee’s legal, audit and tax services and will provide employment and/or consulting arrangements and medical and other insurance coverage for non-full-time employee members of Employee’s family, with an aggregate maximum cost to the Company of $450,000 per year under this clause (i); (ii) continued participation in (A) the 401(k) Plan, (B) the Company’s retirement plan, (C) the 1994 deferred compensation plan, (D) the 1990 executive income program (the split dollar agreement and deferred compensation agreement), and (E) the 1993 Split Dollar Agreement, (iv) (A) the use of two cars at the Company’s expense and (B) the ability to lease additional cars under the Company’s fleet program, and (v) the Employee shall be entitled to participate in any other benefits and/or perquisites that are made available to other senior management personnel. Upon the Employee’s termination for any reason, the Company shall continue to provide the use benefits provided in Section 5(c)(iv)(A) for the remaining term of the applicable lease(s) for a maximum of two (2) years, and the Employee shall, at the Employee’s own expense, be allowed to continue use of any additional cars leased pursuant to Section 5(c)(iv)(B) for the remaining term of the applicable lease(s) for a maximum of two (2) years.

In addition, upon the Employee’s request, the Company shall transfer and assign to the Employee all of its rights, title and interest in and to all tickets and ticket rights, including club access and subscription and purchase rights, for the New York Yankees or any other New York Metropolitan Area sports team that the Company substitutes with the Employee’s consent for such team, and related parking passes and rights (collectively, “Ticket Rights”). The Company shall continue to subscribe and pay for the Ticket Rights currently subscribed for or any other seats approved by the Employee, and the Employee shall continue to be entitled to control the subscription, and access to and use of the Ticket Rights, including to choose to whom Ticket Rights may be allocated, on a game-by-game or other basis, all in accordance with current practice. In case any Ticket Rights are not by their terms or under law freely assignable or transferable, the Company shall use commercially reasonable efforts to obtain, or cause to be obtained, any approvals or consents necessary to convey to the Employee the benefit thereof. In the event any consent or approval to an assignment contemplated hereby is not obtained, the Company shall continue to use commercially reasonable efforts to obtain any such approval or consent until such time as such consent or approval has been obtained or it shall become reasonably apparent that such consent or approval shall not be forthcoming, whichever is shorter, and the Company shall cooperate with the Employee to effect an appropriate arrangement (a “Work-around”) to provide that the Employee shall receive the Company’s interest in the benefits under any such Ticket Rights; provided that the Employee shall nevertheless continue to be entitled to exercise such access, use and allocation rights. In furtherance thereof, the

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Company shall take such actions as the Employee may reasonably request in connection with the Ticket Rights underlying any Work-around.

The Employee also confirms that Western Magnesium has purchased from the Employee his entire partnership interest in and to First Dice Road Company, and that the indebtedness of First Dice to the Employee under the Amended and Restated Promissory Note from First Dice Road Company to you, dated as of March 1, 2008 has been fully extinguished.

(d)          BUSINESS EXPENSES.    Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Employee shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by the Employee during the Employment Term and in connection with the performance of the Employee’s duties hereunder.

6.           TERMINATION.    The Employee’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)          DISABILITY.    Upon thirty (30) days’ prior written notice by the Company to the Employee of termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Employee to have performed the Employee’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 365-day period as determined by the Board in its reasonable discretion. The Employee shall cooperate in all respects with the Company if a question arises as to whether the Employee has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Employee’s condition with the Company.

(b)          DEATH.    Automatically upon the date of death of the Employee.

(c)          CAUSE.    Immediately upon written notice by the Company to the Employee of a termination for Cause. “Cause” shall mean:

(i)          the Employee’s willful or repeated failure to substantially perform Employee’s duties to the Company, other than a failure resulting from complete or partial incapacity due to physical or mental illness or impairment;

(ii)         the Employee’s material and willful violation of a federal or state law or regulation applicable to the business of the Company or that adversely affects the image of the Company;

(iii)        commission of a willful act by the Employee which constitutes gross misconduct and is injurious to the Company; or;

(iv)        the willful breach of a material provision of this Agreement.

Any determination of Cause by the Company may not be made until the Employee has been given written notice detailing the specific Cause event and a period of thirty (30) days following

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receipt of such notice to cure such event (if susceptible to cure) to the satisfaction of the Company. Notwithstanding anything to the contrary contained herein, the Employee’s right to cure as set forth in the preceding sentence shall not apply if there are habitual or repeated breaches by the Employee.

(d)          WITHOUT CAUSE.    One hundred and eighty (180) days following written notice by the Company to the Employee of an involuntary termination without Cause (other than for death or Disability).

7.           CONSEQUENCES OF TERMINATION.

(a)          DEATH.    In the event that the Employee’s employment and the Employment Term ends on account of the Employee’s death, the Employee or the Employee’s estate, as the case may be, shall be entitled to the following (with the amounts to be paid within thirty (30) days following termination of employment, or such earlier date as may be required by applicable law):

(i)          any earned but unpaid Base Salary through the date of termination;

(ii)         reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iii)        all other payments, benefits or fringe benefits to which the Employee shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 7(a)(i) through 7(a)(iii) hereof shall be hereafter referred to as the “Accrued Benefits”); and

(iv)        six (6) months of continued payment of the Employee’s Base Salary at the rate in effect at the time of termination.

(b)          DISABILITY.    In the event that the Employee’s employment and/or Employment Term ends on account of the Employee’s Disability, the Company shall pay or provide the Employee with the Accrued Benefits, continuation of health and life insurance benefits under the Company’s then-current plans for a period of one (1) year following the date of termination, and six (6) months of continued payment of the Employee’s Base Salary at the rate in effect upon termination.

(c)          TERMINATION FOR CAUSE.    If the Employee’s employment is terminated (x) by the Company for Cause, the Company shall pay to the Employee any earned but unpaid Base Salary through the date of termination.

(d)          TERMINATION WITHOUT CAUSE OR FOR ANY REASON BY THE EMPLOYEE.    If the Employee’s employment by the Company is terminated (x) by the Company other than for Cause or (y) by the Employee for any reason the Company shall pay or provide the Employee with, subject to the provisions of Section 22 hereof:

(i)          the Accrued Benefits;

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(ii)         subject to (A) the Employee’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (B) the Employee’s continued compliance with the obligations in Sections 8, 9 and 10 hereof, continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Employee (and the Employee’s eligible dependents) for a period of 18 months at the Company’s expense; provided that the Employee is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Employee obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 7(d)(ii) shall immediately cease. Notwithstanding the foregoing, the Company shall not be obligated to provide the continuation coverage contemplated by this Section 7(d)(ii) if it would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

Payments and benefits provided in this Section 7(d) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(e)         OTHER OBLIGATIONS.    Upon any termination of the Employee’s employment with the Company, the Employee shall promptly resign from any other position as an officer, director or fiduciary of any Company-related entity.

(f)         EXCLUSIVE REMEDY.    The amounts payable to the Employee following termination of employment and the Employment Term hereunder pursuant to Sections 6 and 7 hereof shall be in full and complete satisfaction of the Employee’s rights under this Agreement and any other claims that the Employee may have in respect of the Employee’s employment with the Company or any of its affiliates, and the Employee acknowledges that such amounts are fair and reasonable, and are the Employee’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employee’s employment hereunder or any breach of this Agreement.

8.          RELEASE.    Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Employee delivers to the Company and does not revoke a general release of claims in favor of the Company in a form reasonably satisfactory to the Company. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination.

9.          RESTRICTIVE COVENANTS.

(a)        CONFIDENTIALITY.    During the course of the Employee’s employment with the Company, the Employee will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings,

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sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. The Employee agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company, either during the period of the Employee’s employment or any time hereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Employee during the Employee’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Employee; (ii) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee; or (iii) the Employee is required to disclose by applicable law, regulation or legal process (provided that the Employee provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b)          NONCOMPETITION.    The Employee acknowledges that (i) the Employee performs services of a unique nature for the Company that are irreplaceable, and that the Employee’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) the Employee has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its affiliates, (iii) in the course of the Employee’s employment by a competitor, the Employee would inevitably use or disclose such Confidential Information, (iv) the Company and its affiliates have substantial relationships with their customers and the Employee has had and will continue to have access to these customers, (v) the Employee has received and will receive specialized training from the Company and its affiliates, and (vi) the Employee has generated and will continue to generate goodwill for the Company and its affiliates in the course of the Employee’s employment. Accordingly, during the Employee’s employment hereunder and for a period of one (1) year thereafter, the Employee agrees that the Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company or any of its subsidiaries or affiliates or in any other material business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company conducts business. Notwithstanding the foregoing, nothing herein shall prohibit the Employee from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates, so long as the Employee has no active participation in the business of such corporation.

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In addition, the provisions of this Section 9(b) shall not be violated by the Employee commencing employment with a subsidiary, division or unit of any entity that engages in a business in competition with the Company or any of its subsidiaries or affiliates so long as the Employee and such subsidiary, division or unit does not engage in a business in competition with the Company or any of its subsidiaries or affiliates.

(c)          NONSOLICITATION; NONINTERFERENCE.    (i) During the Employee’s employment with the Company and for a period of one (1) year thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(ii)         During the Employee’s employment with the Company and for a period of one (1) year thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 9(c)(ii) while so employed or retained and for a period of six (6) months thereafter.

(d)          NONDISPARAGEMENT.    The Employee agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Employee’s duties to the Company while the Employee is employed by the Company. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e)          INVENTIONS.    (i)  The Employee acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of the Employee’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Employee, solely or jointly with others, during the Employment Term, or (B) suggested by any work that the Employee performs in connection with the Company, either

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while performing the Employee’s duties with the Company or on the Employee’s own time , but only insofar as the Inventions are related to the Employee’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Employee will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Employee will surrender them upon the termination of the Employment Term, or upon the Company’s request. The Employee irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Employee’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Employee will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Employee from the Company. The Employee will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Employee from the Company, but entirely at the Company’s expense.

(ii)         In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Employee agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Employee. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Employee hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Employee’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Employee hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Employee has any rights in the results and proceeds of the Employee’s service to the Company that cannot be assigned in the manner described herein, the Employee agrees to unconditionally waive the enforcement of such rights. The Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Employee’s benefit by virtue of the Employee being an employee of or other service provider to the Company.

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(f)          RETURN OF COMPANY PROPERTY.    On the date of the Employee’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Employee shall return all property belonging to the Company or its affiliates; provided, that the Employee may retain the Employee’s rolodex and similar address books provided that such items only include contact information; provided further, that the Employee may retain, at no cost, any Company-provided computer and/or mobile phone, provided that the Employee shall, upon termination, first deliver such devices to the Company for the purpose of deleting therefrom any Confidential Information (as defined herein) or software licensed to the Company. The parties acknowledge that the Employee purchased certain artwork that is currently in the Company’s Teaneck, New Jersey location, as set forth on Exhibit B, and that upon termination of employment with the Company for any reason, the Employee shall be able to retain such artwork.

(g)          REASONABLENESS OF COVENANTS.    In signing this Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 9 hereof. The Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Employee from obtaining other suitable employment during the period in which the Employee is bound by the restraints. The Employee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Employee has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Employee further covenants that the Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 9 , and that the Employee will reimburse the Company and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 9 if either the Company and/or its affiliates prevails on any material issue involved in such dispute or if the Employee challenges the reasonableness or enforceability of any of the provisions of this Section 9. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Employee’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 9.

(h)          REFORMATION.    If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(i)          TOLLING.    In the event of any violation of the provisions of this Section 9, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 9 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

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(j)          SURVIVAL OF PROVISIONS.    The obligations contained in Sections 9 and 10 hereof shall survive the termination or expiration of the Employment Term and the Employee’s employment with the Company and shall be fully enforceable thereafter.

10.         COOPERATION.    Upon the receipt of reasonable notice from the Company (including outside counsel), the Employee agrees that while employed by the Company and thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee’s employment with the Company (collectively, the “Claims”). The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates. The Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from the Employee (other than in connection with any litigation or other proceeding in which the Employee is a party-in-opposition) with respect to matters the Employee believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, the Employee shall not communicate with anyone (other than the Employee’s attorneys and tax and/or financial advisors and except to the extent that the Employee determines in good faith is necessary in connection with the performance of the Employee’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company’s counsel. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Employee in complying with this Section 10.

11.         EQUITABLE RELIEF AND OTHER REMEDIES.    The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 hereof would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages.

12.         NO ASSIGNMENTS.    This Agreement is personal to each of the parties hereto. Except as provided in this Section 12 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to

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expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

13.         NOTICE.    For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

At the address (or to the facsimile number) shown
in the books and records of the Company.

If to the Company:
Phibro Animal Health Corporation
Glenpointe Centre East, 3rd Fl
300 Frank W. Burr Blvd., Ste 21
Teaneck, NJ 07666-6712
Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14.         SECTION HEADINGS; INCONSISTENCY.    The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

15.         SEVERABILITY.    The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

16.         COUNTERPARTS.    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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17.         ARBITRATION.    Any dispute or controversy arising under or in connection with this Agreement or the Employee’s employment with the Company, other than injunctive relief under Section 11 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator from the Judicial Arbitration and Mediation Services, applying the laws of the state of New Jersey, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect, and to be conducted in the state of New Jersey or such other place as the parties mutually agree. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, (a) each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses, and (b) the arbitration costs shall be borne entirely by the Company. If, for any legal reason, a controversy arising from or concerning the interpretation or application of this agreement cannot be arbitrated as provided for in this section, the parties agree that any civil action shall be brought in the United States District Court for the District of New Jersey or, only if there is no basis for federal jurisdiction, in the appropriate state court of the state of New Jersey.

18.         INDEMNIFICATION.    The Company hereby agrees to indemnify the Employee and hold the Employee harmless to the extent provided under the By-Laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Employee’s good faith performance of the Employee’s duties and obligations with the Company. This obligation shall survive the termination of the Employee’s employment with the Company.

19.         LIABILITY INSURANCE.    The Company shall cover the Employee under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

20.         GOVERNING LAW.    This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New Jersey (without regard to its choice of law provisions). MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

21.         REPRESENTATIONS.    The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the

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obligations on the Employee’s part to be performed hereunder in accordance with its terms, and (b) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder. In addition, the Employee acknowledges that the Employee is aware of Section 304 (Forfeiture of Certain Bonuses and Profits) of the Sarbanes-Oxley Act of 2002 and the right of the Company to be reimbursed for certain payments to the Employee in compliance therewith.

22.         TAX MATTERS.

(a)          WITHHOLDING.    The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)          SECTION 409A COMPLIANCE.

(i)          The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii)         A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 22(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

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(iii)        To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)        For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)         Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Phibro Animal Health Corporation

By:	/s/ Gerald K. Carlson

Name:	Gerald K. Carlson

Title:	Chief Operating Officer

Jack C. Bendheim

/s/ Jack C. Bendheim

[Signature Page to the Jack C. Bendheim Employment Agreement]

EXHIBIT A

GENERAL RELEASE

I,                                  , in consideration of and subject to the performance by [Company] (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement dated as of [●], 2014 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.          I understand that any payments or benefits paid or granted to me under Section 7 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 7 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.          Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional

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distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.          I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.          I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.          I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Benefits or any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (iii) my rights as an equity or security holder in the Company or its affiliates.

6.          In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.          I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

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8.          I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9.          I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.         Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11.         I hereby acknowledge that Sections 7 through 13, 18 through 20 and 22 of the Agreement shall survive my execution of this General Release.

12.         I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13.         Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.         Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

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BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:_____________________________________	DATED:_________________________

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EXHIBIT B

SCHEDULE OF EMPLOYEE’S ARTWORK IN TEANECK, NEW JERSEY OFFICE

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B-2

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